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                     Resignation of officers and directors

                    WRITTEN CONSENT TO ACTION WITHOUT MEETING
                          OF CENTURY LABORATORIES, INC.

BOARD OF DIRECTORS' RESOLUTION ACCEPTING DIRECTOR'S RESIGNATIONS AND APPOINTING TEMPORARY DIRECTORS

Pursuant to Article 2 section 7 of the Bylaws and DCA 8-141 (f), (i) the following action is taken and approved by the Board of Directors of CENTURY LABORATORIES, INC. by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action;

RESOLVED, that the Board of Directors of CENTURY LABORATORIES, INC. does hereby accept EDWIN MENDLINGER and LOUIS BIRNER'S resignation as Directors of CENTURY LABORATORIES, INC. effective close of business on August 18, 2000 as stated by aforesaid in their memos to the Board of Directors dated August 18, 2000. The Secretary of the Corporation is hereby instructed to notify MESSRS. MENDLINGER and BIRNER that the Board has accepted their resignations.

RESOLVED, that ROBERT BRYAN is hereby appointed to fill the vacancy on the Board of Directors created by Edwin Mendlinger's resignation and shall serve as Director and Chairman of the Board until the next annual shareholders' meeting starting close of business August 18, 2000.


IN WITNESS WHEREFORE, the undersigned, being all the DIRECTORS of CENTURY LABORATORIES, INC. have signed this consent on the dates indicated below.


Dated:  August  10,  2000



By:/s/______________________________
   DIRECTOR:  EDWIN  MENDLINGER
   CENTURY  LABORATORIES,  INC.


By:/s/______________________________
   DIRECTOR:  LOUIS  BIRNER
   CENTURY  LABORATORIES,  INC.

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